NEWS RELEASE

FOR RELEASE: IMMEDIATE

CECELIA D. STEWART APPOINTED TO U.S. CELLULAR BOARD OF DIRECTORS

CHICAGO – March 7, 2013 – United States Cellular Corporation (NYSE: USM) today announced that Cecelia D. Stewart has been appointed to its board of directors as a Class I director, effective March 6, 2013.

Stewart will fill the Class I directorship previously held by LeRoy T. Carlson, director emeritus of U.S. Cellular and chairman emeritus of Telephone and Data Systems (NYSE: TDS), whose term expired May 15, 2012. TDS owns 84 percent of U.S. Cellular.

Stewart is president of U.S. Consumer and Commercial Banking for Citigroup, Inc. She oversees Citi’s U.S. Retail Banking, Commercial Banking, Small Business Banking, and Citi Personal Banking and Wealth Management, and is a member of Citi’s Global Consumer Banking Council. Stewart was previously president of Morgan Stanley Smith Barney’s Retail Banking Group and CEO of Morgan Stanley Private Bank, responsible for all consumer and commercial banking. Prior to that, she held several executive vice president positions at Wachovia, managing customer service and sales. During Stewart’s tenure, Wachovia was consistently ranked as a leader in customer satisfaction and retention.

“Cecelia Stewart brings significant consumer, small business and financial expertise to the U.S. Cellular Board of Directors,” said LeRoy T. Carlson, Jr., U.S. Cellular chairman, and TDS president and CEO.

“With more than 30 years of experience in the consumer banking industry, Cecelia Stewart will provide valuable insight and guidance to the U.S. Cellular board,” said Mary N. Dillon, U.S. Cellular president and CEO. “In addition, her demonstrated commitment to increasing both sales and customer satisfaction aligns with U.S. Cellular’s values and strategy.”

Stewart was chair of the board of directors of the Consumer Bankers Association in 2007 and 2006. She holds an MBA from Winthrop University.

Media Contacts

Kellie Szabo, Director, Media Relations, U.S. Cellular

(773) 355-3307 kellie.szabo@uscellular.com

Jane W. McCahon, Vice President, Corporate Relations, TDS

(312) 592-5379 jane.mccahon@teldta.com

About U.S. Cellular

United States Cellular Corporation provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to 5.8 million customers in 26 states. The Chicago-based company had 8,100 full- and part-time associates as of Dec. 31, 2012. At the end of the year, Telephone and Data Systems, Inc. owned 84 percent of U.S.Cellular. For more information about U.S. Cellular, visit uscellular.com.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless; broadband, TV and voice; and hosted and managed services to approximately 7 million customers in 36 states through its business units, U.S. Cellular, TDS Telecom and TDS Hosted & Managed Services. Founded in 1969 and headquartered in Chicago, TDS employed 12,300 people as of Dec. 31, 2012. Visit www.teldta.com for more information.